                                 United States
                       Securities and Exchange Commission
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                               (Amendment No. 4)
                                             ---

                                  SpectRx, Inc
------------------------------------------------------------------------------
                                 Name of Issuer

                                  Common Stock
------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                  847635 10 9
------------------------------------------------------------------------------
                                 (CUSIP Number)

                               September 22, 2003
 ------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ] Rule 13D-1(b)

         [X] Rule 13D-1(c)

         [ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a report person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 4 pages
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CUSIP No.:              847635 10 9
--------------------------------------------------------------------------------

1.  Name of Reporting Persons.                     Noro-Moseley Partners II L.P.
    I.R.S. Identification Nos of above persons (entities only).       58-1789305
================================================================================

2.  Check the Appropriate Box if a Member of a Group (see Instructions)\:
                                                                  Not applicable

    (a)
        ------------------------------------------------------------------------

    (b)
        ------------------------------------------------------------------------
--------------------------------------------------------------------------------

3.  SEC Use Only
                 ---------------------------------------------------------------
--------------------------------------------------------------------------------

4.  Citizenship or Place of Organization:                 Georgia
                                          ---------------         --------------
--------------------------------------------------------------------------------

Number of             5. Sole Voting Power                     0
Shares Beneficially                        -------------------   ---------------
Owned by Each         6. Shared Voting Power                   0
Reporting Person                             -----------------   ---------------
With:                 7. Sole Dispositive Power                0
                                                --------------   ---------------
                      8. Shared Dispositive Power              0
                                                  ------------   ---------------
--------------------------------------------------------------------------------

9.  Aggregate Amount Beneficially Owned by each Reporting Person         0
                                                                 -------   -----
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares
    (See Instructions)                 N/A
                      ----------------     --------------
11. Percent of Class Represented by Amount in Row (9):              0%
                                                       ------------    ---------
--------------------------------------------------------------------------------

12. Type of Reporting Person (See Instructions)
--------------------------------------------------------------------------------
                                       PN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

                               Page 2 of 4 pages
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                                  SCHEDULE 13G



ITEM 1.

     (a)  Name of Issuer:          SpectRx, Inc.

     (b)  Address of Issuer's Principal Executive Offices:
                        6025-A Unity Drive
                        Norcross, GA 30071

ITEM 2.

     (a)  Name of Person Filing:   Noro-Moseley Partners II L.P.

     (b)  Address of Principal Business Office or, if none, Residence:
               9 North Parkway Square, 4200 Northside Parkway, N.W. Atlanta, Georgia 30327

     (c)  Citizenship:   Georgia

     (d)  Title of Class of Securities:    Common Stock

     (e)  CUSIP Number:    847635 10 9

ITEM 3.

This statement is not being filed pursuant to ss240.13d-1(b), or 240.13d-2(b).

ITEM 4.   OWNERSHIP

          Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

          (a)  Amount Beneficially Owned:    0

          (b)  Percent of Class:             0%

          (c)  Number of shares as to which such person has:

              (i)    Sole power to vote or to direct the vote:                 0

              (ii)   Shared power to vote or to direct the vote:               0

              (iii)  Sole power to dispose or to direct the disposition of:    0

              (iv)   Shared power to dispose or to direct the disposition of:  0

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X]

ITEM 6   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON         N/A

ITEM 7   IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE
         SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY                N/A

ITEM 8   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP               N/A

ITEM 9   NOTICE OF DISSOLUTION OF GROUP      N/A

ITEM 10  CERTIFICATION                       N/A

                                   SIGNATURE

         After reasonable inquiry and to the best of may knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                          11/11/03
                                             -----------------------------------
                                                            Date


                                                    /s/ Jack R. Kelly, Jr.
                                             -----------------------------------
                                                          Signature


                                             Jack R. Kelly, Jr., General Partner
                                             -----------------------------------
                                                         Name/Title


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